Exhibit 99.1

KRISPY KREME APPOINTS ANDREW J. SCHINDLER TO
BOARD OF DIRECTORS

Winston-Salem, N.C., September 19, 2006 — Krispy Kreme Doughnuts, Inc. (NYSE: KKD) today announced the appointment of Andrew J. Schindler to its Board of Directors.

Mr. Schindler was formerly Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings and Chairman of Reynolds American Inc., a company formed in 2004 by the merging of R.J. Reynolds Tobacco Holdings and the U.S. operations of Brown & Williamson Tobacco Corporation. In over thirty years with Reynolds, Mr. Schindler held various senior management positions, including Director of Manufacturing for Nabisco Foods, Vice President of Personnel, Executive Vice President of Operations and Chief Operating Officer. In addition to Krispy Kreme’s board, Mr. Schindler currently serves on the board of directors of ArvinMeritor Inc., Pike Electric Company, and Hanesbrands Inc.

“We are pleased that Andy is joining our board as a new independent director,” said James H. Morgan, Chairman of the Board of Krispy Kreme. “Andy’s broad perspective as a chief executive officer and his skills in marketing, operations, strategic change and personnel development will serve Krispy Kreme’s shareholders well. He is highly regarded for his leadership skills and we look forward to his contributions as we continue our progress in the Company’s turnaround.”

Mr. Schindler’s appointment is the result of a Board resolution creating an additional directorship, effective as of September 19, 2006.

About Krispy Kreme
Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded retailer and wholesaler of high-quality doughnuts, including its signature Hot Original Glazed™. There are currently approximately 295 Krispy Kreme factory stores and 90 satellites operating systemwide in the United States of America, Australia, Canada, Hong Kong, Indonesia, Mexico, South Korea and the United Kingdom. Krispy Kreme can be found on the Internet at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Krispy Kreme Contact:
James Golden
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 121